Exhibit 10.1

Arthur O. Sulzberger, Jr.

CHAIRMAN	620 Eighth Avenue
The New York Times Company	New York, NY 10018

PUBLISHER

August 14, 2012

Mark J.T. Thompson

Dear Mark:

On behalf of The New York Times Company (the “Company”), I am pleased to offer you the position of Chief Executive Officer and President, reporting to the Company’s Board of Directors (“Board”) and Chairman of the Board (“Chairman”), and working at the Company’s headquarters at 620 Eighth Avenue in New York, New York. Your appointments hereunder are subject to approval by the Board and your compensation package as outlined herein is subject to approval of the Compensation Committee of the Board (“Compensation Committee”), together with the other independent members of the Board, and in consultation with the non-management members of the Board. For purposes of this letter agreement, your first day of work at the Company will be considered your “Employment Start Date.”

Positions and Duties

During your employment with the Company, you will report to the Board and Chairman, and will have duties and responsibilities that are commensurate with your position, as assigned by the Board or Chairman. During your employment, you shall devote your full business efforts and time to the Company. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or, with the consent of the Nominating & Governance Committee of the Board, from serving on the boards of directors of companies that are not competitors to the Company. Any outside activities must not materially interfere or conflict with your responsibilities or ability to perform your duties of employment at the Company or your fiduciary obligations as an officer and director of the Company and must be in compliance with, and subject to approval (if required) under, the Company’s Code of Ethics for Directors, Corporate Governance Principles, Policy for the Review, Approval or Ratification of Transactions with Related Persons or any other applicable policies. Additionally, you recognize and agree that you are subject to the Company requirements for stock ownership by officers.

Mark J.T. Thompson

August 14, 2012

Compensation

Your salary will be $83,333.33 monthly, which is equivalent to $1 million annually, less applicable taxes, deductions and withholdings. Your salary will be subject to annual review by the Compensation Committee and any increases and decreases will be determined at the discretion of the Compensation Committee and independent Board members, except that any decreases during the first three years of employment shall be limited to across-the-board salary reductions applicable to generally all named executive officers.

Beginning in 2013, you will be eligible to participate in the Company’s annual incentive award program, and your incentive target and other aspects of the program will be set annually by the Compensation Committee and independent Board members in accordance with normal practice for our senior executive officers. The Company’s annual incentive awards are subject to the Compensation Committee’s evaluation of current market performance and compensation levels and practices. For 2013, your target incentive award level will be 100% of your annual base salary, and, depending on the applicable achievement level, your actual 2013 target incentive award will range from zero to 200% of target, in each case, subject to required Compensation Committee and independent Board members approvals, and subject to any applicable taxes, deductions and withholdings. With respect to the Company’s 2012 fiscal year, you will receive a pro rata target incentive award based on the number of full and partial months you are employed during 2012 based on a target equal to 100% of base salary. Your 2012 pro rata incentive award will be paid to you in December 2012, less applicable taxes, deductions and withholdings, and subject to your continued employment with the Company through such payment date.

Subject to any required approvals of the Compensation Committee and Board, you will be entitled to receive an equity sign-on incentive award under the Company’s 2010 Incentive Compensation Plan (the “2010 Plan”), with an aggregate award value of $3 million (“Equity Sign-On Award”), with fifty percent (50%) of such Equity Sign-On Award in the form of a performance-based stock award (the “Sign-On Performance Stock”) and the remaining fifty (50%) in the form of stock options to purchase shares of the Company’s Class A common stock (the “Sign-On Options”). The Equity Sign-On Award will be granted to you on or shortly following your Employment Start Date. The number of shares of the Company’s Class A common stock and stock options to acquire such shares that will be subject to the Equity Sign-On Award will be determined based on the fair value of such shares and stock options as determined for accounting purposes on the applicable date of grant. The terms and conditions of your Equity Sign-On Award will include the provisions contained on Appendix A hereof.

Subject to any required approvals of the Compensation Committee and independent Board members, beginning in 2013, you will be eligible to participate in The New York Times Company’s long-term incentive program (which includes the Company’s stock-

Mark J.T. Thompson

August 14, 2012

based compensation program) (“Incentive Program”), as in effect from time to time. It is further contemplated that the terms and conditions of any Incentive Program awards granted to you (including, without limitation, the form of award(s), vesting schedule, performance objectives, restrictive provisions, etc.) will be the same as such terms and conditions applicable to Incentive Program awards granted to other senior executive officers of the Company at the time of such grants. Incentive Program awards are subject to the Compensation Committee’s evaluation of current market performance and compensation levels and practices. All of such Incentive Program awards shall be subject to applicable taxes, deductions and withholdings. Your 2013 Incentive Program award will have a grant date target value of $3 million. You will not participate in any cycles of the Company’s long-term incentive awards the performance period for which commenced prior to 2013.

Benefits

The Company’s current Flexible Benefits Program, for which you are eligible on the first day of the month following your start date, includes medical, dental, prescription, vision, hearing, flexible spending accounts, long term disability and life insurance plans. You will also be eligible to participate in the Company’s 401(k) savings plan. In addition, you will participate in The New York Times Company Supplemental Executive Savings Plan (“SESP”) and The New York Times Company Savings Restoration Plan (“Restoration Plan”), both of which are non-qualified unfunded plans. You will also be entitled to four weeks of vacation time to use each year, notwithstanding any service requirement under the Company’s vacation policy. All of the Company’s benefits, policies, and procedures will be explained in detail during your orientation session, which we anticipate will be scheduled upon your arrival and after all conditions to your employment are satisfied. The Company reserves the right to terminate or modify any plan, program or procedure at any time.

Representations

You represent to the Company that you are not subject to any agreement or other limitation that you would be in violation of by executing this letter agreement, commencing work with the Company or performing your duties with the Company (recognizing that you may be subject to confidentiality obligations with regard to your prior employer and the various boards (if any) you currently serve on). You also represent that all information provided to the Company or its agents with regard to your background is true and correct.

At-Will Employment

This letter agreement is not for any specific duration or regarding any condition of employment and your employment is at-will. Either you or the Company may terminate your employment at any time.

Mark J.T. Thompson

August 14, 2012

Notwithstanding the foregoing, if your employment is terminated by the Company without Cause (as such term is defined on Appendix B) and other than as a result of your death or a Disability (as such term is defined on Appendix B) or you resign for Good Reason (as such term is defined on Appendix B) on or prior to the third anniversary of your Employment Start Date, subject to your continued compliance with the provisions contained on Appendix C hereto, then you will be entitled to receive: (i) an amount equal to 1.25 times the sum of your base salary and target incentive award, payable in accordance with the regular payroll practices of the Company in equal installments over the 15-month period following the termination, (ii) any annual bonus earned for the year of termination based on actual Company and, to the extent applicable, individual performance, with such bonus pro-rated from the beginning of the fiscal year of termination through to your actual termination date, and payable at the same time as such bonus for such fiscal year would have otherwise been paid, and (iii) if you timely elect to receive COBRA coverage, reimbursement for the actual cost of COBRA coverage in excess of the amount that similarly situated active employees pay for the same levels of coverage as elected by you for the 15-month period following your termination, provided that such reimbursement shall immediately cease in the event you commence employment with another employer or cease to be eligible for, or otherwise cease, COBRA coverage.

If your employment is terminated as a result of your death or a Disability (as such term is defined on Appendix B) on or prior to the third anniversary of your Employment Start Date, subject to your continued compliance with the provisions contained on Appendix C hereto, then you (or your estate) will be entitled to receive (i) any annual bonus earned for the year of termination based on actual Company and, to the extent applicable, individual performance, with such bonus pro-rated from the beginning of the fiscal year of termination through to your actual termination date, and payable at the same time as such bonus for such fiscal year would have otherwise been paid, and (ii) if you or your dependants timely elect to receive COBRA coverage, reimbursement for the actual cost of COBRA coverage in excess of the amount that similarly situated active employees pay for the same levels of coverage as elected by you or dependants for the 12-month period following your termination, provided that such reimbursement shall immediately cease in the event you commence employment with another employer, you or your dependants cease to be eligible for, or you or your dependants otherwise cease, COBRA coverage.

Notwithstanding the foregoing, the obligations of the Company to pay any amounts or benefits pursuant to this paragraph will be subject to and conditioned upon (i) your execution and delivery (or in the event of your death, your estate’s execution and delivery) to the Company within 60 days of your employment termination date a release agreement in favor of the Company and its related parties (in a form to be provided to you within five days of your termination) and (ii) such release agreement, once executed by you (or your estate) and delivered to the Company, has become irrevocable and final under applicable law prior to the end of such 60-day period. Any payment to be made prior to such 60th day shall be deferred and paid on such 60th day.

Mark J.T. Thompson

August 14, 2012

Upon any termination of your employment with the Company, you hereby resign from the Board and all officerships, directorships or fiduciary positions with the Company and its affiliates and you agree to promptly execute such documents as requested by the Company to endorse the same.

Clawback

All bonuses and equity grants are subject to any “clawback” policy that the company may have in effect from time to time, including any established under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Relocation

The Company will provide you with reasonable temporary housing accommodations for three months after your Employment Start Date. During 2012 and 2013, the Company will also reimburse you for (i) the transfer of personal property from Oxford, England to the New York metropolitan area, (ii) travel between Oxford, England and the New York metropolitan area for purposes of relocation; (iii) retention of a qualified consultant to assist with your relocation; and (iv) a family trip to the New York metropolitan area for up to 10 days to arrange housing and other personal matters in connection with your relocation (collectively, clauses (i) through (iv), the “Reimbursable Benefits”); provided that any request for reimbursements shall be made by you no later than 30 days after the related expense is incurred. Notwithstanding the foregoing, the Company’s obligations to reimburse you for Reimbursable Benefits incurred in 2012 and 2013 will be subject to a maximum of $40,000 and $60,000, respectively.

Restrictive Covenants

You hereby acknowledge that your employment as a senior executive officer of the Company creates a relationship of confidence and trust between you and the Company with respect to confidential and proprietary information applicable to the business of the Company and its subsidiaries and affiliates (the “Company Group”) and their clients. You further acknowledge the highly competitive nature of the business of the Company Group. Accordingly, it is agreed that the restrictions contained in Appendix C are reasonable and necessary for the protection of the interests of the Company Group and that any violation of these restrictions would cause substantial and irreparable injury to the Company Group.

Legal Fees

The Company will reimburse you for reasonable legal fees incurred in connection with negotiating and reviewing this letter agreement up to a maximum of twenty five thousand dollars ($25,000) (based on your attorney’s normal charges and upon providing the Company with documentation of the charges). This will be a taxable benefit to you.

Mark J.T. Thompson

August 14, 2012

Background Check

Please note that this offer is contingent upon your successful completion of our standard hiring requirements, including a background check (which has already satisfactorily been completed) and a pre-employment drug test.

Arbitration

The terms of this letter agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to provisions thereof regarding conflict of laws. Any dispute or controversy based on, arising under or relating to this letter agreement shall be settled exclusively by final and binding arbitration, conducted before a single neutral arbitrator in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect, except as otherwise provided herein. Arbitration may be compelled, and judgment may be entered on the arbitration award in any court having jurisdiction. Notwithstanding the foregoing, the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation of or continuation of any violation of the provisions of Appendix C, and you hereby consent that such restraining order or injunction may be granted without requiring the Company to post a bond. Only individuals who are (i) lawyers engaged full-time in the practice of law and (ii) on the AAA roster of arbitrators shall be selected as an arbitrator. Within 20 days following the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. Each party shall bear its own costs and attorneys’ fees in connection with an arbitration, and the costs of the arbitrator and the AAA’s administrative fees shall be split evenly between the parties.

Eligibility for Employment

Additionally, we are required by law to confirm your eligibility for employment in the United States. You will need to provide proof of your legal authorization to work in the United States on your first day of employment, including evidence of your United States O-1 or other visa. Your employment is conditioned on your obtaining such legal authorization to work in the United States on or before November 15, 2012. We will work with you to promptly obtain such visa.

Section 409A

To the extent (A) any payments or benefits to which you become entitled under this letter agreement, or under any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (B) you are deemed at the time of such termination of employment to be a “specified

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August 14, 2012

employee” under Section 409A of the Code, then such payments shall not be made or commence until the earlier of (i) the date that is immediately following the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of your death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). Any termination of your employment that would result in your receipt of deferred compensation under Section 409A of the Code must also constitute a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1). The determination of whether you have incurred a “separation from service” shall not cause any forfeiture of deferred compensation subject to Section 409A of the Code on your part, but shall only act, if applicable, as a delay in your receipt of deferred compensation until such time as you incur a “separation from service.” It is intended that each installment of any payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). To the extent that any provision of this letter agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder are either exempt from or comply with Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this letter agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

Miscellaneous

Each provision of this letter agreement is severable and distinct from, and independent of, every other provision hereof. If one provision hereof is declared void, the remaining provisions shall remain in effect. Any provision of this letter agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Mark J.T. Thompson

August 14, 2012

This letter agreement and any referenced documents and agreements constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company concerning those subject matters.

This letter agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto. You hereby acknowledge and agree that this is an agreement for your personal services and agrees that you shall perform such services individually and may not assign your rights or transfer your obligations under this letter agreement to any other party. This letter agreement may be executed in counterparts and all such counterparts shall constitute one and the same agreement.

* * * * * * * * * *

If you accept our offer please sign, date, and return to me this letter agreement and the attached Confidentiality Statement. We welcome you to The New York Times Company.

Sincerely,

/s/ Arthur O. Sulzberger, Jr.
Arthur O. Sulzberger, Jr.
Chairman of the Board

Accepted:

/s/ Mark J.T. Thompson
Mark J.T. Thompson

Date: August 14, 2012

Appendix A

Your Sign-On Options will have a ten-year term with an exercise price equal to the Fair Market Value (as defined in the 2010 Plan) on the date of grant. Your Sign-On Options will vest in three equal installments on the first, second and third anniversaries of your Employment Start Date, provided that, in each case, you are employed by the Company on the applicable vesting date.

Your Sign-On Performance Stock will have a 36-month performance period beginning on December 1, 2012 and ending on November 30, 2015, with vesting based on the Company’s total shareholder return relative to the S&P 500 index measured over the performance period; provided, however, that if a Change in Control occurs prior to the expiration of the 36-month period, then such 36-month performance period shall be truncated so that the performance period is from December 1, 2012 through the date of such Change in Control with vesting based on the Company’s total shareholder return relative to the S&P 500 index measured over the truncated performance period. For the avoidance of doubt, no vesting of such Sign-On Performance Stock shall occur upon a Change of Control unless otherwise specified herein and vesting shall continue to be subject to continued employment except as otherwise provided below. Actual payout of your Sign-On Performance Stock will range from zero to 200% of the target shares, depending on the level of achievement, as follows:

Achievement	Payout
Below Threshold (0% of target shares)
To be developed	Threshold (50% of target shares)
Median of S&P 500 Index	Target (100% of target shares)
To be developed	Maximum (200% of target shares, subject to plan annual limit)

No Sign-On Performance Stock payout will be made for an achievement level that is less than the threshold achievement level set forth above. Sign-On Performance Stock payouts will be interpolated for performance between threshold and target and between target and maximum. Threshold and maximum achievement levels will be developed using Monte Carlo modeling such that the grant date “fair value” of the target award on a per share basis will approximate the fair market value of the Company’s Class A common stock on the date of grant. Notwithstanding the foregoing, the actual fair value is likely to differ from the fair market value of the Company’s Class A common stock on the grant date, and the number of target shares will therefore be determined by dividing the target dollar value of $1.5 million by the fair value as determined for accounting purposes. Any and all Sign-On Performance Stock payouts will be in the form of shares of the Company’s Class A common stock, subject to plan limitations on maximum shares issuable to an individual for a performance period under the 2010 Plan.

In the event your employment is terminated by the Company without Cause or by you with Good Reason, in each case, prior to a Change in Control (as defined in the 2010

Plan) or following the expiration of 12 months after a Change in Control, provided that the release (referred to above) is timely delivered and becomes effective (after the expiration of any applicable revocation period), (A) a percentage, the numerator of which will equal the number of full and partial months between December 1, 2012 and the date on which your employment terminates and the denominator of which will be 36, of the unvested Sign-On Performance Stock, will vest based on actual performance through the end of the full performance period and (B) a percentage, the numerator of which will be equal to the number of days lapsed from the last annual vesting anniversary date (or if none, the Employment Start Date) until the date of such employment termination and the denominator of which will be 365, of an amount equal to one-third of the Sign-On Options, will vest, subject to your continued compliance with the restrictive covenants contained in Appendix C.

In the event your employment is terminated by the Company without Cause or by you with Good Reason, in each case, on, or within the 12-month period following, a Change in Control, provided that the release (referred to above) is timely delivered and becomes effective (after the expiration of any applicable revocation period), any unvested Sign-On Options and Sign-On Performance Shares shall immediately become fully vested, with the Sign-On Performance Shares being subject to the truncated performance requirements as set forth above.

Except as provided above, upon any termination of your employment, all unvested Sign-On Options and Sign-On Performance Shares shall immediately be forfeited.

Your Equity Sign-On Award will be subject to applicable taxes, deductions and withholdings.

Appendix B

“Cause” shall mean any of the following events: (i) your willful misconduct or gross negligence with regard to the Company Group or in the performance of your duties to the Company Group; (ii) your failure to attempt in good faith to perform your duties or your failure to follow the lawful directives of the Board (other than as a result of death or a physical or mental incapacity) which failure is not cured within five (5) days of written notice; (iii) your indictment (or equivalent) for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) your performance of any act of theft, fraud, malfeasance or dishonesty (other than good faith expense account disputes) in connection with the Company Group or performance of your duties to the Company Group; or (v) a material breach by you of this letter agreement or any other written agreement with the Company Group which is not cured within ten (10) days of written notice, (vi) your willful misconduct which the Board determines in its good faith judgment has or could have an adverse impact on the Company Group (economically or reputation-wise), or (vii) a material violation by you of the Company Group’s Business Ethics Policy or other written material Company Group policy.

“Disability” shall mean any of the following: (i) the meaning ascribed to such term (or a similar term) in the long term disability plan sponsored by the Company in which you are eligible to participate from time to time, (ii) your absence from work due to your physical or mental incapacity for a period of at least 180 days during any 365-day period (whether or not consecutive, and including weekends and holidays) or (iii) in the good faith determination of the Board, you are reasonably expected to be absent for work due to your physical or mental incapacity for a period of at least 180 consecutive days.

“Good Reason” shall mean the occurrence of any of the following events, without your express written consent, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by you to the Company that you intend to terminate your employment hereunder at the end of such 30-day period for one of the following reasons: (i) material diminution in your then current base salary (other than across-the-board diminutions applicable to generally all named executive officers); (ii) material diminution in your duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); (iii) a requirement that you report to a person other than the Board or the (Executive) Chairman; (iv) the relocation of your primary work location by more than 50 miles from its then current location; or (v) a material breach by the Company of this letter agreement or any other written agreement with you. You acknowledge and agree to provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances or you will be deemed to have waived the Good Reason event.

Appendix C

Confidential Information

For purposes of this letter agreement, “Confidential Information” shall mean all nonpublic information (whether in paper or electronic form, or contained in your memory, or otherwise stored or recorded) relating to or arising from the Company Group’s business, including, without limitation, trade secrets used, developed or acquired by the Company Group in connection with its business. Without limiting the generality of the foregoing, “Confidential Information” shall specifically include all information concerning the manner and details of the Company Group’s operation, organization and management; financial information and/or documents and nonpublic policies, procedures and other printed, written or electronic material generated or used in connection with the Company Group’s business; the Company Group’s business plans and strategies; the identities of the Company Group’s customers and the specific individual customer representatives with whom the Company Group works; the details of the Company Group’s relationship with such customers and customer representatives; the identities of distributors, contractors and vendors utilized in the Company Group’s business; the details of the Company Group’s relationships with such distributors, contractors and vendors; the nature of fees and charges made to the Company Group’s customers; nonpublic forms, contracts and other documents used in the Company Group’s business; all confidential information concerning the Company Group’s employees, agents and contractors, including without limitation such persons’ compensation and benefits; the nature and content of computer software used in the Company Group’s business, whether proprietary to the Company Group or used by the Company Group under license from a third party; and all other confidential information concerning the Company Group’s concepts, prospects, customers, employees, agents, contractors, earnings, products, services, equipment, systems and/or prospective and executed contracts and other business arrangements. “Confidential Information” does not include information that is now in or in the future comes into the public domain, unless due to your breach of this Appendix C, information which is disclosed to you by others who are not under an obligation of confidentiality to the Company Group, information that you develop independently without breach of this Appendix C, or information which is disclosed by the Company Group to others without obligation of confidentiality.

During the period beginning on the date of this letter agreement, and at all times prior to, during and after your employment with the Company (except in connection with your performance hereunder of your duties for the Company), you shall not, without the Company’s prior written consent, at any time, directly or indirectly: (i) use any Confidential Information for any purpose; or (ii) disclose or otherwise communicate any Confidential Information to any Person (as defined below). “Confidential Records” means all documents and other records, whether in paper, electronic or other form, that contain or reflect any Confidential Information. All Confidential Records prepared by or provided to you are and shall remain the Company’s property. Except in connection with and in furtherance of your work on the Company’s behalf or with the Company’s prior written consent, you shall not, at any time, directly or indirectly: (A) copy or use any Confidential Record for any purpose; or (B) show, give, sell, disclose or otherwise communicate any

Confidential Record or the contents of any Confidential Record to any Person. On or prior to your employment termination date with the Company, you shall deliver to the Company or its designee (and shall not keep in your possession or deliver to any other Person) all Confidential Records in your possession or control. Notwithstanding the foregoing, nothing in this Appendix C will prevent you from retaining a home computer (provided you have removed all Confidential Information therefrom), papers and other materials of a personal nature, including diaries, calendars and contact databases and rolodexes, information relating to your compensation or relating to the reimbursement of your expenses, other information that may be needed for tax purposes, and copies of plans, programs and agreements relating to your employment.

“Person” means any individual, natural person, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), incorporated or unincorporated association, governmental authority, firm, society or other enterprise, organization or other entity of any nature.

Non-Disparagement

During the period beginning on the date of this letter agreement, and at all times prior to and during your employment with the Company Group, and continuing through the second anniversary of your employment termination (the “Restriction Period”), (A) you hereby agree not to make public statements or communications that disparage the Company Group, its business, services, products or its or their current, former or future directors or executive officers (in their capacity as such), or with respect to any current or former director or executive officer of the Company Group (in their capacity as such), and (B) the Company agrees that it shall instruct its “named executive officers” (within the meaning of the rules of the U.S. Securities and Exchange Commission) to not make public statements or communications that disparage you, other than in the good faith performance of their duties to the Company. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or in connection with any arbitral or judicial proceeding to enforce or defend your or the Company’s rights under this letter agreement or any other agreement between the parties hereto. The Restriction Period shall be tolled for any period during which you are in breach of any of the restrictive covenants contained in this paragraph.

Non-Interference and Non-Solicitation

During the Restriction Period, you hereby agree not to (nor shall you cause, encourage or provide assistance to, anyone else to), directly or indirectly (A) interfere with the Company Group’s relationships with any of its suppliers, vendors or joint venture partners, or (B) employ, hire or otherwise engage, or recruit, solicit or attempt to employ or otherwise engage, on behalf of yourself or any other Person, any person who is, or was in the prior six months, employed or engaged as an employee, independent contractor or consultant of the Company Group (provided that independent contractors or consultants who are not materially exclusive service providers of the Company Group shall not be included in this prohibition) as of your employment termination date. The Restriction Period shall be tolled for any period during which you are in breach of any of the restrictive covenants contained in this paragraph.

If any court shall determine that the duration, subject or scope of any restriction contained in this Appendix C is unenforceable, it is the intention of the parties that this Appendix C shall not thereby be terminated but shall be deemed amended to the extent required to make it valid and enforceable, such amendment to apply only with respect to the operation of this Appendix C in the jurisdiction of the court that has made such adjudication.